FARMMI , INC. (Nasdaq: FAMI ) Investor Presentation April 2021 Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Registration Statement File No. 333 - 255387

Disclaimer 2 This presentation contains forward - looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 . All statements other than statements of historical fact in this announcement are forward - looking statements, including the potential impact of COVID - 19 on our business within and outside of China . These forward - looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the Company believes may affect its financial condition, results of operations, business strategy and financial needs . Investors can identify these forward - looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions . The Company undertakes no obligation to update forward - looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law . Although the Company believes that the expectations expressed in these forward - looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results .

Free Writing Prospectus 3 Farmmi, Inc . has filed with the SEC a registration statement (File No . 333 - 255387 ) and a preliminary prospectus (the “Preliminary Prospectus) for the offering to which this communication relates . Before you invest, you should read this Preliminary Prospectus (including the documents incorporated by reference therein) and other documents we have filed with the SEC for more complete information about us and this offering . You may get these documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, when they are available, copies of the Preliminary Prospectus may be obtained from Aegis Capital Corp . , 810 Seventh Avenue, 18 th Floor, New York, New York 10019 . The most recent Preliminary Prospectus filed with the SEC may be obtained by clicking on the active hyperlink below : https : //www . sec . gov/Archives/edgar/data/ 1701261 / 000110465921052650 /tm 2113498 d 1 _f 1 . htm This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . Neither the SEC nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy of this presentation . The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective .

Offering Summary 4 Issuer Exchange/Ticker Offering Size Securities Issued Over - Allotment Use of Proceeds Underwriter • Farmmi, Inc. • Nasdaq/FAMI • $35 million (excluding over - allotment option) • Ordinary Shares General Corporate Purposes and Working Capital • Aegis Capital Corp. • 15%

Company Overview • Farmmi (Nasdaq: FAMI) is a Leading Agricultural Products Supplier • Based in China with a Growing Global Business • Focus on Selling Shiitake mushrooms, Mu Er mushrooms, Other Edible Fungi, and Other Agricultural Products • 80 Registered Trademarks • Approximately 94% of Products Sold in China, 6% Internationally H eadquartered in Lishui, Zhejiang Incorporated on July 28, 2015 Listed on Nasdaq on February 16, 2018 5

Investment Highlights 01 03 05 02 04 06 Strategic location takes advantage of high - quality, affordable raw materials Well recognized brand with global distribution Established high - quality, secure supply chain and advanced processing equipment to ensure product quality Large established global market with increased demand catalysts benefitting from health & wellness trends, and wider culinary use Long standing relationships with suppliers and partners Management team with extensive business experience, industry relationships and proven history working with government officials 6

Key Milestones 2021 2018 2017 2008 1994 2016 November 1994 Lishui Jingning Huali Co., Ltd. Founded May 2003 Establishes Forest Food December 2006 Passes ISO 22000 certification December 2008 Passes QS certification August 2010 Passes BRC certification December 2016 Farmmi Liangpin Market starts operations December 2017 Farmmi Food Established February 2018 Begins trading on the Nasdaq with ticker “FAMI” November 2018 Closes $7.5 Million PIPE 7 April 2021 Closes $8.6 Million Underwritten Public Offering & Overallotment September 2020 Passes stringent double BRC and HACCP certification audit

Global Reach, Revenue Diversity Family Farms Headquarter s Production Facilities Headquarter s Lishui Huzhou Heilongjiang Zhejiang Hubei Henan Headquarters and Family Farms Sales Distribution China, the United States, Canada, Japan, the Middle East and other countries . Jilin Jiangxi Fujian 8 Shandong Jiangsu Anhui

# Positioned For Growth

FARMMI 农米良品

## Product Growth Categories

### Shiitake (Xiang Gu)

- One of our major suppliers is located in Qingyuan County, the birth place of artificial cultivation dating back about 1,000 years ago.
- The public brand "Qingyuan Lentinula Mushroom" is highly valuable and one of the top selling brand annually in the edible fungi category.

### Other Agricultural Products

- Shiitake mushroom sauce
- Vegetable chips
- Other products being evaluated



### Mu Er

- Mainly process Mu Er from Longquan County, Lishui, which has over 1,800 years of history cultivating Mu Er.
- Was awarded the "Hometown of Mu Er in China" by the China Edible Fungi Association in 2010.

### Other Edible Fungi

- Bamboo Fungi (Zhu Sun)
- Agrocybe Aegerila (Cha Shu Gu)
- Pleurotus Eryngii (Xin Bao Gu)
- Grifola Frondosa (Hui Shu Hua)
- Coprinus Comatus (Ji Tui Gu)
- Hericium Erinaceus (Hou Tou Gu)

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Superior Product Quality, Enforced Supply Chain Control 10 High - Quality Products, Worker Safety Industry Leading End - to - End Product Procurement, Processing and Distribution System 1 2 3 Passed Stringent Double Certification Audit BRC Global Standard for Food Safety (BRC) Hazard Analysis Critical Control Point (HACCP) (issued by Intertek Certification Ltd) Food Safety Management System Certificate (issued by China Quality Certification Centre to certify we meet the GB/T 27341 - 2009 / GB 14881 - 2013)

Industry Overview Source: The Wall Street Journal, March 27 - 28, 2021; Edible Fungus Association, QYR Food & Beverages Research Center • China remains a large market and producer • U.S. and Canada represent the biggest share • Consumption driven by health & wellness trends Global Edible Fungi Market ： US$34.1 Billion in 2015 → US$69.3 Billion in 2024 Company’s market ： • Primary market is China • Edible fungi is our major product category • Sold approximately 94% of our edible fungi products in China Diverse, Growing Demand 2006 - 2019 China Edible Fungi Market Consumption Volume and Growth Rate 11 1414 1614 1765 1968 2212 2520 2704 3118 3219 3448 3636 3712 3789 3934 14.14% 9.36% 11.50% 12.40% 13.92% 7.30% 15.31% 3.24% 7.11% 5.45% 2.09% 2.07% 3.83% 0% 2% 4% 6% 8% 10% 12% 14% 16% 18% 0 500 1000 1500 2000 2500 3000 3500 4000 4500 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 Consumption Volume (10 thousand MT) Growth Rate Growth Rate

Competitive Strengths Product quality is always our major focus. We enforce a series of quality standards for our edible fungi products, adopt sound quality control systems and have been awarded key quality certificates. Workers must follow specific quality control procedures in the factories. In addition, our traceability system allows us to trace and correct any quality issues. Sophisticated Quality Control System Established supplier relationships We have strong, long - term relationships with many family farms as suppliers to ensure our access to high - quality, dried edible fungi. Stable and experienced factory employees Most of our employees have worked at Farmmi for over 10 years. They are great assets to us as they are loyal to the company and have rich experience in processing edible fungi. Favorable location We are based in Lishui, a city in the southwest of Zhejiang province. It is in an important mushroom resource base, giving our company access to an abundance of high quality, affordable raw materials. 12

Growth Opportunities and Strategy Drive Revenue Growth • Leverage Leading Brand, Supply Chain and Customer Relationships • Grow with Existing Customers • Attract New Customers Based on Product Quality and Brand • Expand Product Breadth and Innovations • Enhance Sales and Marketing Capabilities Expand Base of Suppliers and Productivity • Extend Co - operations with Major Suppliers and Family Farms • Continue to Invest in e - Commerce Capabilities, IT and Supply Chain Systems Lower Product Costs, Increase Margin • Focus on Profitability and Operating Cash Flow • Secure Favorable Raw Material Pricing Based on Higher Volumes • Invest in Advanced Production and Logistics to Reduce Storage Loss and Increase Saleable Inventory Increase Varieties of Agricultural Products • High quality Products are Sought After • Significant Opportunities to Expand Product Breadth Through the Addition of New Products • Cooperate with Major Brand Owners to Drive Sales and Profit Growth 13

# Management & Board

FARMMI 农米良品

## Yefang Zhang

**Chairwoman and CEO**

- Chairwoman and CEO since July 2015
- Strong understanding of the industry and business
- Director of Tantech Holdings Ltd (Nasdaq:TANH)
- Director of Daxing' anling Hualin Investment Management Ltd.(1994-1997)
- Graduated from Wenzhou Normal College

## Jun Zhou

**CFO**

- CFO since March 2017
- Vice President of Forasen Group
- Extensive accounting & supervision experience
- Association of International Accountants Certified
- Accounting degree from Huainan Industrial College

## Dehong Zhang

**COO**

- COO since March 2021
- Manager with Zhejiang Forest Food Co., Ltd. since July 2017; previously a financial derivatives analyst & investment consultant at Toyo Securities Co.
- Doctoral degree in financial engineering from Japan Advanced Institute of Science and Technology, & bachelor's degree in international economics from Yamaguchi University

## Hongdao Qian

**Independent Director**

- Director since July 2017
- Professor at the Guanghua Law School at Zhejiang University since 2005
- Formerly a Professor at the Institute of Law, China Academy of Social Sciences; a Lecturer in Economics at Peking University and a Prosecutor in the People's Procuratorate of Zhejiang Province

## Zhengyu Wang

**Director**

- A seasoned veteran in business
- Executive director of almost all of FMI's Chinese subsidiaries since incorporation
- Former Chairman and CEO of TANH
- Bachelor's degree majoring in biochemistry and microbiology from Hangzhou University

## Ningfang Liang

**Independent Director**

- Director since May 2020
- Was a finance manager at Sirius International Insurance Group CFO of Eland Engineering Inc.
- Master of business administration from the University of Illinois and a bachelor of science from Shanghai University of Finance & Economics

## Hui Ruan

**Independent Director**

- Director since June 2020
- Dr. Ruan is an accomplished food scientist and academic, having been awarded more than 60 patents and having published over 100 papers.
- Doctoral degree in food science and engineering from Zhejiang University in 2003, a master degree of physiology from Hangzhou University in 1995, and a bachelor degree of biology from Hangzhou University in 1990

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# Industry Honors

FARMMI 农米良品

| Year | Honors |
|---|---|
| 2002 | ❑ Leading Enterprise for Processing Agricultural Products in Zhejiang Province<br>❑ Elite Agricultural Leading Enterprise in Zhejiang Province |
| 2004 | ❑ Model Enterprise of Processing Agricultural Products in Zhejiang Province |
| 2005 | ❑ Key Leading Agricultural Enterprise in Zhejiang Province |
| 2006 | ❑ Famous Brand in Lishui City, Zhejiang Province |
| 2008 | ❑ Innovation-based Pilot Enterprise in Zhejiang Province |
| 2010 | ❑ Famous Trademark in Zhejiang Province (Forest)<br>❑ Model Enterprise of Food Safety in Liandu Area, Lishui City, Zhejiang Province |
| 2012 | ❑ Zhejiang Exportation and Importation Enterprise of Quality and Integrity |
| 2013 | ❑ Model Enterprise of Food Safety in Liandu Area, Lishui City, Zhejiang Province<br>❑ Famous Brand Products in Zhejiang (Forest: Shiitake and Mu Er) |
| 2016 | ❑ Famous Brand Products in Zhejiang (Forasen)<br>❑ Famous Brand Products in Lishui |
| 2017 | ❑ Healthy Products with Premium Quality in China's Longevity Village (authorized to use "Longevity" mark for three years)<br>❑ Listed Brand selected by China Edible Fungi Business Website and *Edible Fungi Market* |
| 2019 | ❑ Yangtze River Delta Famous Food Honor<br>❑ Top Ten Excellent Enterprise by Zhejiang Edible Fungi Association |
| 2020 | ❑ China Mushroom Industry Development Boom Observation Unit by China Edible Fungi Association<br>❑ Eco-premium agricultural products by Lishui government (black Mu Er and dried mushroom) |

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- 0.3 0.8 30.8 30.2 -5.00 0.00 5.00 10.00 15.00 20.00 25.00 30.00 35.00 2019 2020 Net Income & Revenue For the Twelve Months Ended September 30, Net Income Revenues 0.1 29.7 30.5 22.3 8.1 0.5 37.0 38.2 29.2 9.0 0.00 10.00 20.00 30.00 40.00 50.00 Cash Total Current Assets Total Assets Total Equity Total Liabilities Assets and Liabilities ( Does Not Include Proceeds from US$8.6 Million Underwritten Public Offering, which Closed 4/13/21) 30-Sep-19 30-Sep-20 Financial Highlights ($ millions) 55% 41% 4% Revenue by Category For the Twelve Months Ended September 30, 58% 38% 4% Shiitake Mu Er Other edible fungi and other agricultural products 2020 16 ($ millions) 2019

Future Strategy: Strengthening Integrated Supply Chain and Sales Network High - Quality Agricultural Product Base Construction • Invest in the construction of high - quality agricultural products base and adopt the model of “company + base + farmer.” • Carry out standardized planting management according to global standards and best practices. • Continue to enhance sound quality traceability system for high - quality agricultural products, so as to realize the traceability of products from raw materials to the place of origin. High - Quality Agricultural Product Supply Chain Construction • Improve “Last Mile” Supply Chain Management, Integrate Online & Retail Channels. • Opportunity to Reduce Transaction Costs, Increase Efficiencies, Improve Product Storage and Distribution • Expand Network of Commodity Supply Channels and Sales Channels. High - Quality Agricultural Products Deep Processing • The agricultural products purchased by the base and the cooperative purchase will be processed according to the needs of consumers to further enhance the added value of products and the market competitiveness of the company's products . • We will actively explore new products and categories to provide consumers with additional quality brand agricultural products that are safe, nutritious, healthy and delicious . Develop Health & Wellness Food Products • Increasing number of people suffering from sub - health and chronic diseases. • This is driving growing demand for healthy food that may also have medicinal properties or benefits. • To cater to the individualized needs of these consumers, we will seek to expand our product offerings relying on the technical support of many domestic and foreign scientific research institutions, and the development of a food homologous series products. 17

High - Quality Agricultural Products Helping Enhance Health & Wellness Thank You! 18